SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 1 OF 18 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                               Sonic Foundry, Inc.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    83545R108
                                 (CUSIP Number)

                                January 25, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 2 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Partners, L.P.
                 98-0204603
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bahamas
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               2,285,714 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.99% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 3 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Capital, L.P.
                 52-2057093
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.99% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 4 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Capital, Inc.
                 52-2032702
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.99% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 5 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Olivier Morali
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 France
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.99% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 6 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Grove Management Limited
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               2,285,714 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.99% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 7 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Winchester Fiduciary Services Limited
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               2,285,714 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.99% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 8 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Winchester Global Trust Company Limited
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               2,285,714 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.99% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP NO. 83545R108                                           PAGE 9 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Oskar P. Lewnowski
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Austria
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               2,285,714 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,285,714 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.99% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP NO. 83545R108                                          PAGE 10 OF 18 PAGES


Item 1(a).        Name of Issuer:

                  Sonic Foundry, Inc. (the "Issuer")


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1617 Sherman Avenue
                  Madison, Wisconsin  53704


Item 2(a).        Names of Persons Filing:

                  Omicron Partners, L.P. ("Omicron Partners")

                  Omicron Capital, L.P. ("Omicron Capital")

                  Omicron Capital, Inc. ("OCI")

                  Olivier Morali ("Morali")

                  Grove Management Limited ("Grove")

                  Winchester Fiduciary Services Limited ("WFSL")

                  Winchester Global Trust Company Limited ("WGTCL")

                  Oskar P. Lewnowski ("Lewnowski")


Item 2(b).        Address of Principal Business Office:

                  Omicron Partners - c/o Olympia Capital International Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda
                  New York 10022

                  Omicron Capital - 153 E. 53rd Street, 48th Floor, New York, New York 10022

                  OCI - 153 E. 53rd Street, 48th Floor, New York,
                  New York 10022

                  Morali - 153 E. 53rd Street, 48th Floor, New York, New York 10022

                  Grove - c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11, Bermuda

                  WFSL - c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11, Bermuda

                  WGTCL - c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11, Bermuda

                  Lewnowski - c/o Winchester Fiduciary Limited,
                  Williams House, 20 Reid Street, Hamilton HM11, Bermuda


Item 2(c).        Place of Organization or Citizenship:

                  Omicron Partners - Bahamas

                  Omicron Capital - Delaware

                  OCI - Delaware

                  Morali - France

                  Grove - Bermuda

                  WFSL - Bermuda

                  WGTCL - Bermuda

                  Lewnowski - Austria


Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share of the Issuer (the "Common Stock")


Item 2(e).        CUSIP Number:

SCHEDULE 13G

CUSIP NO. 83545R108                                          PAGE 11 OF 18 PAGES


                  83545R108


Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Omicron Partners, Omicron Capital, OCI, Morali, Grove, WFSL, WGTCL and Lewnowski.


Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:

                         Omicron Partners: 2,285,714 shares*

                         Omicron Capital: 2,285,714 shares*

                         OCI: 2,285,714 shares*

                         Morali: 2,285,714 shares*

                         Grove: 2,285,714 shares*

                         WFSL: 2,285,714 shares*

                         WGTCL: 2,285,714 shares*

                         Lewnowksi: 2,285,714 shares*


                  (b)    Percent of Class:

                         Omicron Partners: 7.99%

                         Omicron Capital: 7.99%

                         OCI: 7.99%

                         Morali: 7.99%

                         Grove: 7.99%

                         WFSL: 7.99%

                         WGTCL: 7.99%

                         Lewnowski: 7.99%

                         (Based on 26,336,533 shares of Common Stock outstanding, as of January 25, 2002, as stated by the Issuer to Omicron Partners.)


                  (c)    Number of Shares as to which the Person has:

                         Omicron Partners, Grove, WFSL, WGTCL and Lewnowski:

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 2,285,714 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 2,285,714 shares of Common Stock*

SCHEDULE 13G

CUSIP NO. 83545R108                                          PAGE 12 OF 18 PAGES


                         Omicron Capital, OCI and Morali:

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                                -0-

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 2,285,714 shares of Common Stock*


*Omicron Capital serves as investment subadvisor to Omicron Partners. By reason of such relationship, Omicron Capital may be deemed to share dispositive power over the shares of Common Stock owned by Omicron Partners. Omicron Capital disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Partners or any other person reporting on this Schedule.

OCI serves as general partner of Omicron Capital. By reason of such relationship, OCI may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Capital. OCI disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Capital or any other person reporting on this Schedule.

Morali serves as president and a director and is a stockholder of OCI. By reason of such relationships, Morali may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI. Morali disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by OCI or any other person reporting on this Schedule.

Grove serves as general partner of Omicron Partners. By reason of such relationship, Grove may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Partners. Grove disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Partners or any other person reporting on this Schedule.

Grove is wholly owned by WFSL. By reason of such relationship, WFSL may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Grove. WFSL disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Grove or any other person reporting on this Schedule.

WFSL is wholly owned by WGTCL. By reason of such relationship, WGTCL may be deemed to shares voting and dispositive power over the shares of Common Stock listed as beneficially owned by WFSL. WGTCL disclaims beneficial ownership

SCHEDULE 13G

CUSIP NO. 83545R108                                          PAGE 13 OF 18 PAGES


of the shares of Common Stock listed as beneficially owned by WFSL or any other person reporting on this Schedule.

WGTCL may be deemed to be controlled by Lewnowski. By reason of such control, Lewnowski may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by WGTCL. Lewnowski disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by WGTCL.

The shares of Common Stock reported as beneficially owned are shares that Omicron Partners has the right to acquire upon conversion of a convertible note held by Omicron Partners and upon exercise of a warrant held by Omicron Partners. Omicron Capital, OCI, Morali, Grove, WFSL, WGTCL and Lewnowski each disclaims beneficial ownership of such shares of Common Stock.

Of the shares of Common Stock reported as beneficially owned, 1,632,653 are shares of Common Stock which Omicron Partners has the right to acquire upon conversion of a 10% Convertible Note due 2004 of the Issuer. Of the shares of Common Stock reported as beneficially owned, 653,061 shares of Common Stock are shares which Omicron Partners has the right to acquire upon exercise of a warrant of the Issuer.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable


Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

By signing below I certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G

CUSIP NO. 83545R108                                          PAGE 14 OF 18 PAGES


Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of February 12, 2002, by and among Omicron Partners, Omicron Capital, OCI, Morali, Grove, WFSL, WGTCL and Lewnowski.

SCHEDULE 13G

CUSIP NO. 83545R108                                          PAGE 15 OF 18 PAGES



                                    SIGNATURE

     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 15, 2002



                    OMICRON PARTNERS, L.P.

                    By: OMICRON CAPITAL, L.P.,
                        Subadvisor

                        By: OMICRON CAPITAL, INC.,
                            General Partner

                        By: /s/ Olivier Morali
                        ----------------------------
                        Olivier Morali
                        Title: President



                    OMICRON CAPITAL, L.P.

                    By: OMICRON CAPITAL, INC.

                        By: /s/ Olivier Morali
                        ----------------------------
                        Olivier Morali
                        Title: President



                    OMICRON CAPITAL, INC.

                    By: /s/ Olivier Morali
                    ----------------------------
                    Olivier Morali
                    Title: President



                    /s/ Olivier Morali
                    ----------------------------
                    Olivier Morali

SCHEDULE 13G

CUSIP NO. 83545R108                                          PAGE 16 OF 18 PAGES


                    GROVE MANAGEMENT LIMITED

                    By: /s/ Oskar P. Lewnowksi
                    ----------------------------
                    Oskar P. Lewnowski
                    Title: Director



                    WINCHESTER FIDUCIARY SERVICES LIMITED

                    By: /s/ Oskar P. Lewnowksi
                    ----------------------------
                    Oskar P. Lewnowski
                    Title: Chairman



                    WINCHESTER GLOBAL TRUST COMPANY LIMITED

                    By: /s/ Oskar P. Lewnowksi
                    ----------------------------
                    Oskar P. Lewnowski
                    Title: Chairman



                    /s/ Oskar P. Lewnowksi
                    ----------------------------
                    Oskar P. Lewnowski